Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-209773, 333-200833, 333-194094, 333-186783, 333-180205, 333-173210, 333-165847, 333-160464, 333-150102, 333-140994, 333-137250, 333-135677, 333-132564, 333-131976, and 333-125760 on Form S-8 and in Registration Statement No. 333-209139 on Form S-3 of our reports dated September 2, 2016, relating to the financial statements and financial statement schedule of Silicon Graphics International Corp. and its subsidiaries (collectively the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the signing of a definitive agreement to be acquired by Hewlett Packard Enterprise Company), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended June 24, 2016.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
September 2, 2016